Exhibit 99.1

The ONE Group Reports First Quarter 2020 Results

Provides Update on Impact of COVID-19

Sixteen Restaurant Dining Rooms Expected to Be Re-Opened by the End of Day May 11

Denver, CO – (BUSINESS WIRE) – May 11, 2020 - The ONE Group Hospitality, Inc. (“The ONE Group” or the “Company”) (Nasdaq: STKS) today reported its financial results for the first quarter ended March 31, 2020 and provided an update related to COVID-19.

Highlights for the first quarter ended March 31, 2020 compared to the same period last year are as follows:

•	Total GAAP revenues increased 78.8% to $40.7 million from $22.8 million;
•	Consolidated comparable sales* decreased 14.1%;
o	March comparable sales decreased 55.9%;
o	January and February comparable sales increased 10.0%;
•	Comparable sales* for STK decreased 12.8%;
o	March comparable sales decreased 58.1%;
o	January and February comparable sales increased 11.4%;
•	Comparable sales* for Kona Grill decreased 15.5%;
o	March comparable sales decreased 53.7%;
o	January and February comparable sales increased 8.4%;
•

GAAP net loss attributable to The ONE Group was $4.6 million, or $0.16 net loss per share, compared to GAAP net income of $0.9 million, or $0.03 net income per share. The quarter loss includes $1.1 million of integration costs related to the Kona Grill acquisition and $1.3 million of incremental costs related to COVID-19; and,

•	Adjusted EBITDA** decreased 41.4% to $1.6 million compared to $2.7 million.

For the month of April 2020, the Company averaged $380,000 in weekly sales for pick-up and delivery service, growing sequentially 1.5 times from the first to last week of the month.

*Comparable sales represent total U.S. food and beverage sales at owned and managed units opened for at least a full 18-month period. This measure includes total revenue from our owned and managed locations. Revenues from locations where we do not directly control the event sales force (The W Hotel Westwood, CA) are excluded from this measure.

** Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional costs. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP. Refer to the reconciliation of Adjusted EBITDA to Net Income in this release.

“Our first quarter results reflect the many challenges we experienced due to COVID-19, and particularly during the last two weeks of March. These included the temporary closures of all restaurant dining rooms and the shift in operations to take-out and delivery only service at all domestic restaurants, with the exception of Las Vegas, Los Angeles, Orlando and Puerto Rico, which were temporarily closed. Although we implemented numerous measures to reduce expenses during the first quarter, such as significant reductions in employees, suspension of third-party services and deferral of non-essential cash payments including all capital projects, we still incurred approximately $1.3 million of costs directly related to COVID-19. These consisted primarily of payments to employees for paid-time off during restaurant closures, inventory waste, rent and rent-related costs for closed and limited-operations restaurants from the day that the restaurant dining room closed,” said Emanuel “Manny” Hilario, President and CEO of The ONE Group.

“We recently launched STK Meat Market, an e-commerce platform that allows guests to purchase a wide array of signature Choice, Prime, and Waygu steak cuts for home delivery nationwide. This follows the rollout of our Take-Out Menu that features signature appetizers, entrees and sides, as well as the STK@Home meal kit that includes everything needed to bring the ‘vibe dining’ steakhouse experience right to your home kitchen. Customers can also complete their in-home STK experience by visiting www.STKradio.com, which features six playlists of live sets from STK Steakhouses around the globe. Take-out and delivery service are also sharply in focus at Kona Grill while the brand’s namesake radio station, which can be accessed by visiting www.KonaGrillradio.com, is quickly becoming part of ‘vibe dining’ for us and for our guests,” continued Hilario.

“We are excited to have recently re-opened eleven restaurant dining rooms and we expect to re-open an additional five restaurant dining rooms today. In all of our opened restaurant dining room, we are following all ‘social distancing’ and other guidelines and requirements. The safety of our guests and employees remains our number one concern. We expect to re-open another five to ten restaurant dining rooms in the upcoming two weeks. Although we cannot reasonably predict when we will be able to re-open other closed restaurants and return to normal restaurant dining room operations, we intend to re-open as soon as local jurisdictions permit. We look forward to welcoming our guests back to our restaurant dining rooms,” concluded Hilario.

First Quarter 2020 Financial Results

Total GAAP revenues increased 78.8% to $40.7 million in the first quarter of 2020 from $22.8 million in the first quarter of 2019. The increase was primarily driven by approximately $20.7 million in sales contributions from Kona Grill, which the Company acquired on October 4, 2019. This was partially offset by the temporarily closures of some of our restaurants and limited operations for the 30 restaurants that remained open beginning in March 2020 as a result of COVID-19.

Total owned restaurant net revenues increased 18.5% to $38.6 million in the first quarter of 2020 from $20.1 million in the first quarter of 2019. The increase was due to approximately $20.7 million in sales contributions from Kona Grill. This was partially offset by temporary closures and limited operations of our restaurants beginning in March 2020 as a result of COVID-19. Consolidated comparable sales decreased 14.1%.

Management, license and incentive fee revenues were $2.2 million in the first quarter of 2020 compared to $2.7 million in the first quarter of 2019. The slight decrease was primarily due to lower sales within our international managed locations in the United Kingdom and Italy related to temporary closures due to COVID-19 prevention measures.

GAAP net loss attributable to The ONE Group Hospitality, Inc. in the first quarter of 2020 was $4.6 million, or $0.16 net loss per share, compared to GAAP net income of $0.9 million, or $0.03 net income per share, in the first quarter of 2019.

Adjusted EBITDA** decreased 41.4% to $1.6 million in the first quarter of 2020 from $2.7 million in the first quarter of 2019.

COVID-19 Update

In March 2020, the Company temporarily closed several restaurants and shifted operations at 30 of its restaurants to provide only take-out and delivery service. In addition to the decrease in restaurant revenue, the Company incurred approximately $1.3 million of costs directly related to COVID-19 in the three months ended March 31, 2020. These costs are composed primarily of payments to employees for paid-time off during restaurant closures, inventory waste, and rent and rent related costs for closed and limited-operations restaurants from the day that the restaurant dining room closed.

The Company has implemented measures to reduce its costs during the COVID-19 pandemic, including significant reductions in employees, deferral of capital projects, and negotiations with suppliers and landlords regarding deferral or abatement of payments, which could become significant. As of March 31, 2020, the Company had $8.2 million in cash and cash equivalents and $45.1 million in net long-term debt.

Subsidiaries of the Company applied for, and received on May 4, 2020, an aggregate of approximately $18.3 million in Paycheck Protection Program loans. Consistent with the purpose of the Paycheck Protection Program, the Company intends to use those funds primarily to bring back its workforce, as it continues to re-open restaurant dining rooms and rebuild its business. Before its subsidiaries applied for the loans, the Company determined that, considering the current economic uncertainty, the Paycheck Protection Program loans were necessary to support their ongoing operations.

Because the Company is a nano-cap public company with limited public float and trading, it has limited access to equity and debt capital markets compared to other public companies. The Company has restrictions pursuant to its existing credit facility that substantially limit its ability to borrow, raise equity, or take on additional debt.

Before accepting the loans, the Company conducted an extensive and comprehensive review, including consultations with its outside advisors, to validate that it met the guidance issued by the U.S. Small Business Administration. In making that determination, the Company and its subsidiaries considered their current business activity and the Company’s ability to access other sources of liquidity sufficient to support ongoing operations in a manner that is not significantly detrimental to its business.

On May 8, 2020, the Company entered into a First Amendment to its Credit Agreement that among several changes relaxed the fixed charge coverage ratio and the leverage ratio for the remainder of 2020.

Restaurant Re-Openings

As of May 10, 2020, the Company has re-opened eleven restaurant dining rooms and plans to open an additional five restaurant dining rooms on May 11, 2020. The Company expects to re-open an additional five to ten restaurant dining rooms in the next two weeks and anticipates re-opening the remaining restaurants and closed restaurant dining rooms as soon as conditions permit.

2020 Targets Suspended

On March 17, 2020, the Company suspended guidance for 2020 due to the negative effect COVID-19 is having on its operations and financial performance, the extent of which is not currently known.

Conference Call and Webcast

Emanuel “Manny” Hilario, President and Chief Executive Officer, and Tyler Loy, Chief Financial Officer, will host a conference call and webcast today at 8:30AM Eastern Time.

The conference call can be accessed live over the phone by dialing 1-631-576-4098. A replay will be available after the call and can be accessed by dialing 1-412-317-6671; the passcode is 10009594. The replay will be available until May 25, 2020.

The webcast can be accessed from the Investor Relations tab of The ONE Group’s website at www.togrp.com under “News / Events”.

About The ONE Group

The ONE Group Hospitality, Inc. (Nasdaq: STKS) is a global hospitality company that develops and operates upscale and polished casual, high-energy restaurants and lounges and provides hospitality management services for hotels, casinos and other high-end venues both nationally and internationally. The ONE Group’s focus is to be the global leader in Vibe Dining, and its primary restaurant brands are:

•	STK, a modern twist on the American steakhouse concept with twenty restaurants in major metropolitan cities in the U.S., Europe and the Middle East; and,
•

Kona Grill, a polished casual, bar-centric grill brand featuring American favorites, award-winning sushi, and specialty cocktails in an upscale casual atmosphere. The ONE Group purchased the twenty-four Kona Grill restaurants operating in the U.S. in October 2019.

ONE Hospitality, The ONE Group’s food and beverage hospitality services business, develops, manages and operates premier restaurants and turnkey food and beverage services within high-end hotels and casinos. Additional information about The ONE Group can be found at www.togrp.com.

Cautionary Statement on Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “outlook,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements, including but not limited to: (1) the effects of COVID-19 on our business, including government restrictions on our ability to operate our restaurants and changes in customer behavior, and our ability to re-hire employees; (2) our ability to open new restaurants and food and beverage locations in current and additional markets, grow and manage growth profitably, maintain relationships with suppliers and obtain adequate supply of products and retain our key employees; (3) factors beyond our control that affect the number and timing of new restaurant openings, including weather conditions and factors under the control of landlords, contractors and regulatory and/or licensing authorities; (4) our ability to successfully improve performance and cost, realize the benefits of our marketing efforts and achieve improved results as we focus on developing new management and license deals; (5) changes in applicable laws or regulations; (6) the possibility that The ONE Group may be adversely affected by other economic, business, and/or competitive factors; (7) our ability to efficiently integrate Kona Grill restaurants, and our ability to improve performance and cost at the restaurants and to realize synergies;  and (8) other risks and uncertainties indicated from time to time in our filings with the SEC, including our Annual Report on Form 10-K filed for the year ended December 31, 2019.

Investors are referred to the most recent reports filed with the Securities and Exchange Commission by The ONE Group Hospitality, Inc. Investors are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Investors:

ICR

Michelle Michalski or Raphael Gross

(646) 277-1224

Michelle.Michalski@icrinc.com

Media:

ICR

Kate Ottavio Kent

(203) 682-8276

Kate.OttavioKent@icrinc.com

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(Unaudited, in thousands, except earnings per share and related share information)

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Owned restaurant net revenue	$38,557	$20,093
Management, license and incentive fee revenue	2,162	2,683
Total revenues	40,719	22,776
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales	10,113	5,026
Owned restaurant operating expenses	26,499	12,717
Total owned operating expenses	36,612	17,743
General and administrative (including stock-based compensation of $338 and $181 for the three months ended March 31, 2020 and 2019 respectively)	3,397	2,650
Depreciation and amortization	2,440	942
Transaction and integration costs	1,095	—
COVID-19 related expenses	1,348	—
Lease termination expenses	179	—
Pre-opening expenses	—	482
Other income, net	(1)	(175)
Total costs and expenses	45,070	21,642
Operating (loss) income	(4,351)	1,134
Other expenses, net:
Interest expense, net of interest income	1,175	269
Total other expenses, net	1,175	269
Income before (benefit) provision for income taxes	(5,526)	865
(Benefit) provision for income taxes	(653)	96
Net (loss) income	(4,873)	769
Less: net loss attributable to noncontrolling interest	(274)	(85)
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(4,599)	$854
Currency translation loss	(44)	(160)
Comprehensive income	$(4,643)	$694

Net (loss) income attributable to The ONE Group Hospitality, Inc. per share:
Basic net (loss) income per share	$(0.16)	$0.03
Diluted net (loss) income per share	$(0.16)	$0.03

Shares used in computing basic earnings per share	28,636,325	28,314,820
Shares used in computing diluted earnings per share	28,636,325	29,311,756

The following table sets forth certain statements of operations data as a percentage of total revenues for the periods indicated. Certain percentage amounts may not sum to total due to rounding.

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Owned restaurant net revenue	94.7%	88.2%
Management, license and incentive fee revenue	5.3%	11.8%
Total revenues	100.0%	100.0%
Cost and expenses:
Owned operating expenses:
Owned restaurant cost of sales (1)	26.2%	25.0%
Owned restaurant operating expenses (1)	68.7%	63.3%
Total owned operating expenses (1)	94.9%	88.3%
General and administrative (including stock-based compensation of 0.8% and 0.8% for the three months ended March 31, 2020 and 2019, respectively)	8.3%	11.6%
Depreciation and amortization	6.0%	4.1%
Transaction and integration costs	2.7%	—%
COVID-19 related expenses	3.3%	—%
Lease termination expenses	0.4%	—%
Pre-opening expenses	—%	2.1%
Other income, net	—%	(0.8)%
Total costs and expenses	110.7%	95.0%
Operating (loss) income	(10.7)%	5.0%
Other expenses, net:
Interest expense, net of interest income	2.9%	1.2%
Total other expenses, net	2.9%	1.2%
(Loss) Income before (benefit) provision for income taxes	(13.6)%	3.8%
(Benefit) provision for income taxes	(1.6)%	0.4%
Net (loss) income	(12.0)%	3.4%
Less: net loss attributable to noncontrolling interest	(0.7)%	(0.4)%
Net (loss) income attributable to The ONE Group Hospitality, Inc.	(11.3)%	3.7%

(1)	These expenses are being shown as a percentage of owned restaurant net revenue.

THE ONE GROUP HOSPITALITY, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except share information)

	March 31,	December 31,
	2020	2019
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,160	$12,344
Accounts receivable	5,189	10,351
Inventory	2,490	3,058
Other current assets	2,005	1,047
Due from related parties, net	376	341
Total current assets	18,220	27,141

Property and equipment, net	69,183	70,483
Operating lease right-of-use assets	80,228	81,097
Deferred tax assets, net	7,876	7,751
Intangibles, net	16,965	17,183
Other assets	2,372	1,622
Security deposits	1,337	1,308
Total assets	$196,181	$206,585

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,397	$8,274
Accrued expenses	7,642	11,198
Deferred license revenue	446	332
Deferred gift card revenue and other	2,691	3,183
Current portion of operating lease liabilities	4,454	4,397
Current portion of long-term debt	696	749
Total current liabilities	23,326	28,133

Deferred license revenue, long-term	869	1,036
Operating lease liabilities, net of current portion	97,492	98,278
Long-term debt, net of current portion	45,123	45,226
Total liabilities	166,810	172,673

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.0001 par value, 75,000,000 shares authorized; 28,807,800 and 28,603,829 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	3	3
Preferred stock, $0.0001 par value, 10,000,000 shares authorized; no shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	—	—
Additional paid-in capital	45,229	44,853
Accumulated deficit	(12,490)	(7,891)
Accumulated other comprehensive loss	(2,695)	(2,651)
Total stockholders’ equity	30,047	34,314
Noncontrolling interests	(676)	(402)
Total equity	29,371	33,912
Total liabilities and equity	$196,181	$206,585

Reconciliation of Non-GAAP Measures

We prepare our financial statements in accordance with generally accepted accounting principles (GAAP). In this press release, we also make references to the following non-GAAP financial measures: total food and beverage sales at owned and managed units and Adjusted EBITDA.

Total food and beverage sales at owned and managed units. Total food and beverage sales at owned and managed units represents our total revenue from our owned operations as well as the revenue reported to us with respect to sales at our managed locations, where we earn management and incentive fees at these locations. We believe that this measure represents a useful internal measure of performance as it identifies total sales associated with our brands and hospitality services that we provide. Accordingly, we include this non-GAAP measure so that investors can review financial data that management uses in evaluating performance, and we believe that it will assist the investment community in assessing performance of restaurants and other services we operate, whether or not the operation is owned by us. However, because this measure is not determined in accordance with GAAP, it is susceptible to varying calculations and not all companies calculate these measures in the same manner. As a result, this measure as presented may not be directly comparable to a similarly titled measure presented by other companies. This non-GAAP measure is presented as supplemental information and not as an alternative to any GAAP measurements. The following table includes a reconciliation of our GAAP revenue to total food and beverage sales at our owned and managed units (in thousands):

	For the Three Months Ended March 31,
	2020	2019
	(unaudited)	(unaudited)
Owned restaurant net revenue (1)	$38,557	$20,093
Management, license and incentive fee revenue	2,162	2,683
GAAP revenues	40,719	22,776

Food and beverage sales from managed units (1)	21,548	25,134

Total food and beverage sales at owned and managed units	60,105	45,227

________________________________________

(1) Components of total food and beverage sales at owned and managed units.

The following table presents the elements of the quarterly Same Store Sales measure for 2018, 2019 and 2020:

	2018				2019				2020
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1
US STK Owned Restaurants	8.7%	6.2%	7.7%	14.9%	10.4%	7.8%	8.1%	7.6%	-12.9%
US STK Managed Restaurants	4.9%	10.1%	5.4%	15.6%	5.0%	3.6%	12.2%	12.6%	-12.5%
US STK Total Restaurants	7.3%	7.5%	6.9%	15.0%	8.6%	6.4%	9.3%	8.9%	-12.8%
Kona Grill Total Restaurants	-	-	-	-	-	-	-	3.9%	-15.5%
Combined Sam Store Sales	7.3%	7.5%	6.9%	15.0%	8.6%	6.4%	9.3%	6.5%	-14.1%

Adjusted EBITDA. We define Adjusted EBITDA as net income before interest expense, provision for income taxes, depreciation and amortization, non-cash impairment loss, non-cash rent expense, pre-opening expenses, non-recurring gains and losses, stock-based compensation and certain transactional costs. Not all the aforementioned items defining Adjusted EBITDA occur in each reporting period but have been included in our definitions of terms based on our historical activity. Adjusted EBITDA has been presented in this press release and is a supplemental measure of financial performance that is not required by, or presented in accordance with, GAAP.

We believe that Adjusted EBITDA is an appropriate measure of operating performance, as it provides a clear picture of our operating results by eliminating certain non-cash expenses that are not reflective of the underlying business performance. We use this metric to facilitate a comparison of our operating performance on a consistent basis from period to period and to analyze the factors and trends affecting our business as well as evaluate the performance of our units. Adjusted EBITDA has limitations as an analytical tool and our calculation thereof may not be comparable to that reported by other companies; accordingly, you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted EBITDA is included in this press release because it is a key metric used by management. Additionally, Adjusted EBITDA is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA, alongside other GAAP measures such as net income, to measure profitability, as a key profitability target in our annual and other budgets, and to compare our performance against that of peer companies. We believe that Adjusted EBITDA provides useful information facilitating operating performance comparisons from period to period.

The following table presents a reconciliation of net income to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	For the Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to The ONE Group Hospitality, Inc.	$(4,599)	$854
Net loss attributable to noncontrolling interest	(274)	(85)
Net (loss) income	(4,873)	769
Interest expense, net of interest income	1,175	269
(Benefit) provision for income taxes	(653)	96
Depreciation and amortization	2,440	942
EBITDA	(1,911)	2,076
COVID-19 related expenses	1,348	—
Transaction and integration costs (1)	1,095	—
Stock-based compensation	338	181
Lease termination expense (2)	179	—
Non-cash rent expense (3)	136	(87)
Pre-opening expenses	—	482
Adjusted EBITDA	1,185	2,652
Adjusted EBITDA attributable to noncontrolling interest	(391)	(36)
Adjusted EBITDA attributable to The ONE Group Hospitality, Inc.	$1,576	$2,688

(1)

Primarily transaction costs incurred with the Kona Grill acquisition and subsequent integration activities and internal costs associated with capital raising activities, most recently the Goldman Sachs Credit Agreement.

(2)	Lease termination expense are costs associated with closed, abandoned and disputed locations or leases.
(3)	Non-cash rent expense is included in owned restaurant operating expenses and general and administrative expense on the consolidated statements of operations and comprehensive (loss) income.